Exhibit 99.1

Contact:

Rush Enterprises, Inc., San Antonio

Steven L. Keller, 830-302-5226

RUSH ENTERPRISES, INC. ANNOUNCES ADDITIONS TO BOARD OF DIRECTORS

SAN ANTONIO, October 10, 2023 (GLOBE NEWSWIRE) -- Rush Enterprises, Inc. (NASDAQ: RUSHA and RUSHB), which operates the largest network of commercial vehicle dealerships in North America, announced today that it has appointed Amy Boerger and Michael McRoberts to serve as members of its Board of Directors, effectively immediately. Both will serve until the 2024 annual meeting of stockholders and will be subject to annual election thereafter.

Ms. Boerger, 61, served as Vice President and General Manager at Cummins Inc. until her retirement in March 2023. Ms. Boerger worked for Cummins for 39 years. During this time, much of her work was focused on the North American highway market, pioneering the advancements of the trucking industry through building relationships with stakeholders and contributing to Cummins’ Emissions Solutions business. Prior to serving as Cummins’ Vice President and General Manager, Ms. Boerger worked as a product engineer and account executive. Ms. Boerger holds a Bachelor of Science in Mechanical Engineering from Valparaiso University. She will serve as an independent member of the Board of Directors.

Mr. McRoberts, 64, was appointed to the position of Chief Operating Officer of Rush Enterprises, Inc. in July 2016. Prior to his promotion, he served as Senior Vice President – Dealer Operations from March 2013 to July 2016. Mr. McRoberts joined the Company in 2011 and served as Regional Manager for Rush Truck Centers in California from 2011 to 2013. Mr. McRoberts served as the Vice President – General Manager and Chief Operating Officer for the Scully Companies, a regional full-service leasing and dedicated contract carriage organization, from 2006 until he joined the Company in 2011. Mr. McRoberts’s background also includes 13 years of experience with other commercial vehicle dealerships serving in various positions including Chief Financial Officer and President. Mr. McRoberts has a Bachelor of Science in Accounting from Southern Illinois University.

“We are excited to both strengthen and further diversify the expertise of our Board with the addition of Amy and Michael,” said W.M. “Rusty” Rush, Chairman, Chief Executive Officer and President of Rush Enterprises, Inc. “Amy’s deep experience and knowledge of existing and developing commercial vehicle power system technologies, particularly at this time of industry transition, will be a tremendous asset to the Company,” added Rush. “Michael brings an unparalleled knowledge of the Company’s operations and strategic goals coupled with significant prior experience with commercial vehicle dealerships and leasing and transport operations. Both Amy and Michael bring new, important and valuable perspectives to our Board and their insights will be crucial to guiding and growing the Company in the future,” said Rush.

About Rush Enterprises, Inc.

Rush Enterprises, Inc. is the premier solutions provider to the commercial vehicle industry. The Company owns and operates Rush Truck Centers, the largest network of commercial vehicle dealerships in North America, with more than 150 locations in 23 states and Ontario, Canada, including 125 franchised dealership locations. These vehicle centers, strategically located in high traffic areas on or near major highways throughout the United States and Ontario, Canada, represent truck and bus manufacturers, including Peterbilt, International, Hino, Isuzu, Ford, Dennis Eagle, IC Bus and Blue Bird. They offer an integrated approach to meeting customer needs – from sales of new and used vehicles to aftermarket parts, service and body shop operations plus financing, insurance, leasing and rental. Rush Enterprises' operations also provide CNG fuel systems (through its investment in Cummins Clean Fuel Technologies, Inc.), telematics products and other vehicle technologies, as well as vehicle up-fitting, chrome accessories and tires. For more information, please visit us at www.rushtruckcenters.com, www.rushenterprises.com and www.rushtruckcentersracing.com, on Twitter @rushtruckcenter and Facebook.com/rushtruckcenters.